Exhibit 107
Filing Fee Table
Calculation of Filing Fees Table
Form
424(b)(5)
(Form Type)
Alliant Energy Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Fee Calculation Rule 457(o) and 457(r)	—	—	$1,300,000,000	$0.0001531	$199,030	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,300,000,000		$199,030

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$199,030

(1)
Calculated in accordance with Rule 457(o) under the Securities Act, based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. The fee payable in connection with the offering pursuant to this prospectus supplement is being paid herewith in accordance with Rule 456(b) under the Securities Act, and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form
S-3ASR
(Registration
No. 333-276062).